NORTH SIDE REAL ESTATE BOARD
               REAL ESTATE SALE CONTRACT - APARTMENTS/INVESTMENTS


TO:  Krupp Realty Limited Partnership V
Date May 9, 1995
                        SELLER

   I/We offer to purchase the property known as:  4180 North
Marine Drive Chicago, Illinois together with improvements thereon,


1.       Purchase price $5,825,000.
2. Initial earnest money $50,000.00, in the form of check, deposited with Seller's attorney. Said initial earnest money shall be returned and this contract shall be void
         if not accepted on or before May    , 1995 Earnest
         money shall be held in escrow by Lawyers Title Ins. Corp. in an interest bearing account for the benefit of the parties hereto in an established escrow account in compliance with the laws of the State of Illinois.
3. The balance of the purchase price shall be paid at the closing, plus or minus prorations, as follows (delete inapplicable subparagraphs):
         (a)  by the immediately available wire transfer funds.
4. At closing, Seller shall execute and deliver to Purchaser, or cause to be executed and delivered to Purchaser, a recordable Trustee's Deed with release of homestead rights (or other appropriate deed if title is in trust or in an estate), or Articles of Agreement for such a deed if that portion of sub-paragraph 3 (d) is applicable, subject only to the following, if any: covenants, conditions and restrictions of record; private, public and utility easements; roads and highways; existing leases and tenancies; special taxes or assessments for improvements not yet completed; unconfirmed special taxes or assessments; general taxes for the year 1994 and subsequent years.
5.       Seller represents and warrants that:
                 (a)      existing leases, if any, are to be
                          assigned to Purchaser at closing,
                          none of which expire later than
                          May 1, 1996, and said existing
                          leases have no option to renew,
                          cancel or purchase; (b) the present
                          monthly gross rental income is
                          $116,598.67; (c) the 1993 general
                          real estate taxes are $318,052.00.
6. Closing or escrow payout shall be on or before June 30, 1995, provided title has been shown to be good or is accepted by Purchaser in Chicago, IL, at the office of Purchaser's mortgagee or at Lawyers Title Insurance Corporation.
7. Seller agrees to surrender possession of the premises herein occupied by him on or before closing, 19 , provided this sale has been closed.
8. Purchaser will pay a broker's commission to Cohen Financial Corporation pursuant to a separate agreement.
9. THIS CONTRACT IS SUBJECT TO THE PROVISIONS APPEARING ON THE REVERSE SIDE HEREOF.

     PURCHASER: Harry Langer
     ADDRESS:  3767 North Racine
                Chicago, Illinois           60613

     PURCHASER:
     ADDRESS:

ACCEPTANCE OF CONTRACT BY SELLER
   This day of May, 1995, I/We accept this contract and agree to perform and convey title or cause title to be conveyed according to the terms of this contract.

SELLER    Krupp Reality Limited Partnership V
          BY:  The Krupp Corporation, General Partner
ADDRESS   6133 North River Road, Suite 300
          Rosemont, Illionois
          City       State                         Zip

SELLER  By:
                  Peter M. Villim, Authorized Agent

                    (Type or Print Name)

ADDRESSS:
         City                     State                     Zip

PROVISIONS

1. If any water taxes and other probable items shall be prorated to date of closing. Security deposits, if any, shall be paid to Purchaser at closing, together with statutory interest.

2.    The provisions of the Uniform Vendor and Purchaser Risk
      Act of the State of Illinois shall be applicable to this contract.

4. All notices herein required shall be in writing and shall be served on the parties at the addresses following their signatures. The mailing of a notice by registered or certified mail, return receipt requested, shall be sufficient service.

5. If this contract is terminated without Purchaser's fault, the earnest money shall be returned to Purchaser, but if the termination is caused by Purchaser's fault, then, the earnest money shall be forfeited and the balance paid to Seller, as his sole remedy.

6. Seller warrants that no notice from any city, village or other governmental authority of a dwelling code violation which currently exists in the aforesaid premises has been received by Seller. If a notice is received between date of acceptance of the contract and date of closing, Seller shall promptly notify Purchaser of such notice.

7. At the request of Seller or Purchaser evidenced by notice in writing to the other party at any time prior to the date for delivery of deed hereunder, this sale shall be closed through an escrow with a title insurance company, in accordance with the general provisions of the usual form of Deed and Money Escrow Agreement then furnished and in use by said company, with such special provisions inserted in the escrow agreement as may be required to conform with this contract. Upon the creation of such an escrow, anything herein to the contrary notwithstanding, payment of purchase price and delivery of deed shall be made through the escrow and this contract and the earnest money shall be deposited in the escrow and the broker shall be made a party to the escrow with regard to commission due. The cost of the escrow shall be divided equally between Purchaser and Seller.

8. Seller shall furnish five days prior to closing, an ALTA survey by a currently licensed land surveyor, showing the present location of all improvements. If Purchaser or Purchaser's mortgagee desires a more recent survey, same shall be obtained at Purchaser's expense.

9. Seller agrees to furnish to Purchaser an affidavit of title subject only to those items set forth herein, and an ALTA form if required by Purchaser's mortgagee.

10. Right is reserved by either party to insert correct legal description at any time, without notices, when same is available.

11. Seller shall have the right to pay off any existing mortgage(s) out of the proceeds of this sale.

12. Purchaser may place a mortgage on this property and apply proceeds of such mortgage to the purchase price.

13. Purchaser and Seller hereby agree to make all disclosures and do all things necessary to comply with the applicable provisions of the Real Estate Settlement
        Procedures Act of 1974, as amended.

14. Seller shall pay the amount of any stamp tax imposed by the state and county on the transfer of title, and shall furnish a completed declaration signed by the Seller or Seller's agent in the form required by the state and county, and shall furnish any declaration signed by Seller or Seller's agent or meet other requirements as established by any local ordinance with regard to a transfer or transaction tax. Purchaser shall pay the Chicago City Department or Finance stamp tax.

15. Seller shall remove from premisses by date of possession all debris and Seller's personal property not conveyed by Bill of Sale to Purchaser.

16. Seller agrees to surrender possession of the real estate in the same condition as it is at the date of this contract, ordinary wear and tear excepted.

17.     Time is of the essence of this contract.

18. Wherever appropriate, the singular includes the plural and the masculine includes the feminine or the neuter.

19.     See page 9 rider attached and made a part of this contract.

RIDER

R-l. In the event of any conflicts or inconsistencies between the terms and conditions of this Rider and the preprinted Real Estate
Contract (the "Contract") to which this Rider is attached, the terms and conditions of this Rider shall control.

R-2. TITLE:

Seller holds title to the Premises through American National Bank and Trust Company ("Trustee"), as Trustee under Trust Contract dated February 15, 1983 and known as Trust No. 56893. Seller shall cause the Trustee to convey to Purchaser by Trustee Deed (the "Deed"), provided Purchaser shall be able to obtain extended coverage under the Title Policy, and Purchaser shall accept the fee simple title to the Property in accordance with the terms of this Contract, and Purchaser's obligation to accept said title shall be conditioned upon Purchaser then being conveyed marketable fee simple title to the Property, subject only to the Permitted Exceptions (as hereinafter defined).

Within seven (7) days from the date of this Contract, Seller shall furnish Purchaser with a Commitment For Title Insurance for an ALTA Owner's Form B Title Insurance Policy (the "Title Policy") issued by Lawyers Title Insurance Corporation and legible copies of all instruments and plans mentioned therein as exceptions to title (all of such items are hereinafter collectively referred to as the "Commitment"). The Commitment shall contain a 3.1 zoning endorsement in the form attached hereto as Exhibit "A". The Commitment shall be in the amount of the Purchase Price. Purchaser agrees that the title matters set forth in Paragraph 4 of the Contract and the title matters set forth on Exhibit "A" attached hereto are accepted by Purchaser as "Permitted Exceptions". Should such Commitment contain any other title exceptions which are not acceptable to Purchaser, in its sole discretion, Purchaser shall, within five (5) days after receipt of the Commitment, notify Seller if any such exceptions are unacceptable. If Purchaser fails to so notify Seller of any unacceptable exceptions as described above, all title exceptions set forth in Schedule B of the Commitment shall be deemed accepted by Purchaser and shall also be included as "Permitted Exceptions". If any exceptions are unacceptable to Purchaser and Purchaser timely notifies Seller in writing of such facts as above provided, Seller, in Seller's sole discretion, shall have thirty (30) days from the date Seller receives notice of such unacceptable exceptions to remove or cure such exceptions and the date of Closing shall be extended, if necessary. Seller shall be deemed to have refused to cure any unacceptable exceptions, which Seller may so do in its sole discretion, unless Seller, within ten (10) days after receipt of notice from Purchaser, shall notify Purchaser in writing that Seller will attempt to cure such unacceptable exceptions. If Seller fails or refuses to cure said unacceptable exceptions within the time period above provided, Purchaser may (i) terminate this Contract and the earnest money deposit shall be returned to Purchaser, or (ii) waive such exceptions and accept title subject thereto, in which event there shall be no reduction in the Purchase Price. In all events, Seller shall pay all Title Insurance premiums and other title costs.

R-3. -REVIEW PERIOD:

On or before the date of acceptance of this Contract, Seller has delivered to Purchase the following:

a. A copy of the most current survey in Seller's possession;

b. All maintenance contracts and service agreements which require more than thirty (30) days' prior written notice to cancel;
c.      Copies of the current tax bills and assessment notices;

d.      Copy of the existing Title Insurance Policy;

e. All Leases affecting the property will be made available for inspection on-site.
f. Copy of existing Phase I Environmental Audit, if any. Seller makes no warranty as to the accuracy or correctness of any information contained in items a),
        (d) or (f). Purchaser may contact the environmental engineer that prepared the Environment Audit and attempt to obtain from said engineer, at Purchaser's sole cost, a reliance letter which will permit Purchaser to rely on the Environmental Audit. The failure to obtain such reliance letter shall not be a condition of closing. The Review Period shall commence on the date of acceptance of this Contract. Purchaser shall have ten (10) days from the commencement of the Review Period to inspect and approve same (the "Review Period").

R-4. INSPECTION CONTINGENCY:

During the Review Period, Purchaser shall have the right to cause its engineers, architects, agents, appraisers and lenders to inspect and approve of the property.

R-5. DISAPPROVAL:

If Purchaser does not advise Seller in writing of its disapproval of the documents or the property on or before the expiration of the Review Period, then the inspection and review shall be deemed to have been satisfactory, and this Contract shall continue in full force and effect. If Purchaser does notify Seller of its disapproval within such period, then this Contract shall be null and void and the earnest money deposit and all interest earned shall be returned to Purchaser.

R-6. CLOSING DOCUMENTS:

At the Closing, Seller shall deliver to Purchaser the following documents respecting the Premises:

a.      An Affidavit of Title;

b. Survey as described in Contract if not delivered pursuant to R-2.a.;

c.      Keys to the premises;

d. Assignment and Assumption (to be executed by Purchaser and Seller) of the Maintenance Contracts and Service
        Contracts, provided Purchaser agrees to assume said contracts;

 e.     Trustee's Deed;

 f.     Bill of Sale for the personality
g. Such other and further documents which are reasonably required by Purchaser to perfect its title in the real estate;

h. Leases and Assignment and Assumption (to be executed by Purchaser and Seller) of Leases and Security
        Deposits.  i. Letters to Tenants.

R-7. WARRANTIES OF SELLER:

Seller represents and warrants to Purchaser that as of the date of the closing:

a. There are no service or maintenance agreements not cancelable upon thirty (30) days' written notice, other than as set forth as Exhibit "B";

b. Seller has the requisite capacity and authority to proceed with the sale and transfer contemplated under the terms of this Contract, and it will take all appropriate action necessary to authorize those persons who are to execute the Trustee Deed, Bill of Sale and other documents pursuant to the terms of this Contract, to execute such documents;

c. There are no pending lawsuits or claims for damages or liens by any third party arising out of the operation of the Premises, or any special assessments or condemnation actions which would affect the Premises;

d.      Seller has not received notice of any change in zoning;

e. Seller has not received written notice from any governmental authority of any building code violation relating to the Premises. The representations and warranties made by Seller in this Section R-7 shall survive for a period of one hundred (120) days after the Closing and thereafter shall be null and void. In any event, Sellers liability for any breach of representation or warranty under this Agreement shall be limited to and shall not exceed $250,000.00. R-8. AS-IS: Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Contract, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Contract until the Closing. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Contract, neither Seller nor its consultants or agent have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any Improvements, the existence or nonexistence of asbestos, toxic water or any hazardous material, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans with Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and

        Purchaser hereby agrees not to assert any claims, for contribution, cost recovery or otherwise, against Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes", "hazardous substances", "toxic substances", "pollutants", "contaminants", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. 9601 et seq.; the Toxic Substance Control Act ("TSCAS"), 15 U.S.C. 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., and in any permits, licenses, approvals, plans, rules, regulations-or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos.
        Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller makes no representation or warranty that Purchaser will achieve similar financial or other results with respect to the operations of the Property.

R-9. AFFIRMATIVE COVENANTS:

Between the date of this Contract and the closing, Seller shall operate the Premises in, the same manner as previously operated, and to that effect, Seller shall:
a. Keep the Premises in good order and condition, without waste, and free from mechanic's liens, ordinary wear and tear excepted;

b. Duly and punctually perform all covenants and agreements expressed as binding upon Seller under any lease or other agreement with respect to the Premises;

c. Not create, cause or maintain, or suffer to be maintained, any nuisance or any waste in or about the Premises;

d. Not enter into any new Leases other than at market rent, without Purchaser's written approval.

R-10. POSSESSION AND INSPECTION:

Seller shall deliver possession of the real estate to Purchaser at Closing in the same condition as it is at the date of the Contract, ordinary wear and tear excepted, and Purchaser shall have the right to inspect the Premises within three (3) days prior to the closing to verify that the condition of the Premises is as required under this Contract.

R-ll. FIRPTA AFFIDAVIT:

If Seller is a "Foreign Person", within the meaning of 1445 of Internal Revenue Code, then Purchaser shall withhold and deduct from sale proceeds a tax equal to Ten (10%) Percent of the amount realized. The provision shall not apply if a) Seller furnishes to purchaser an affidavit setting forth Seller's U.S. Taxpayer I.D. Number, and that Seller is not a foreign person as defined by the Internal Revenue Code, or (b), Seller provides evidence that it is exempt from a holdback under such other exceptions as are permitted in s1445 of the Internal Revenue Code.

R-12. Purchaser shall have the right to access to the Premises after acceptance of this Contract on 24 hour prior notice (48 hours' prior written notice for inspection of occupied units), to have an appraisal, to take measurements, and to take bids for work.

R-13. PRORATIONS:

Taxes and assessments shall be prorated as of the Closing Date to the extent, and only to the extent of the period beginning April 30, 1995, through the day prior to the Closing Date, based on a three hundred sixty-five (365) day year. Seller shall be charged and credited for such Prorations up to but excluding the Closing Date and Purchaser shall be charged and credited for all of the same on and after the Closing pate. Prior to Closing, Purchaser and Seller shall review and approve the Prorations. If the actual mounts to be prorated are not then known, or if any additional expenses are incurred or income received after the date Prorations are made, the Prorations shall be made on the basis of the best evidence then available. All utility bills shall be prorated when the last bill incurred by Seller is received. All unused refundable deposits and all prepaid rent under any leases shall be credited to Purchaser at Closing. No prorations shall be made for delinquent rents existing as of the Closing Date. Nevertheless, if Purchaser later collects any rents that were delinquent on or before the Closing, such rents shall be attributed first to the current rent, then to the portion that was delinquent on or before the Closing; Purchaser shall promptly remit to Seller the portion of such rent collected, if any, attributable to the period of time prior to the Closing. Seller shall pay the amount of any stamp tax imposed by State law on the transfer of the title, and shall furnish a completed Real Estate Transfer Declaration signed by the Seller or the Seller's agent in the form required pursuant to the Real Estate Transfer Tax Act of the State of Illinois and shall furnish any declaration signed by the Seller or the Seller's agent or meet other requirements as established by any local ordinance with regard to a transfer or transaction tax; Purchaser shall pay the amount of any stamp tax imposed by Chicago Department of Revenue Stamps or other local ordinance. The provisions of this Section shall survive the Closing. Notwithstanding anything to the contrary contained in this Section, Purchaser acknowledges that real estate taxes will not be prorated, except as provided in this Section for the period beginning April 30, 1995 through the day prior to the Closing Date (which prorations shall be based on 1994 Real Estate taxes in the sum of $318,627.00). Seller has previously paid the first installment of 1994 taxes.

R-14. CASUALTY OR CONDEMNATION:

If prior to the Closing, the improvements or any material portion thereof (having a replacement cost equal to or in excess of $250,000.00) are damaged or destroyed by fire or casualty, or any part of the Property is taken by eminent domain by any governmental entity, then Purchaser or Seller shall have the option, exercisable by written notice given to the other party at or prior to the Closing, to terminate this Contract, whereupon all obligations of all parties hereto shall cease, the earnest money deposit shall be returned to Purchaser and this Contract shall be void and without recourse to the parties hereto except for provisions which are expressly stated to survive such termination. If neither Purchaser nor Seller elects to terminate this Contract or if such damage or destruction or taking has a replacement cost or is in an amount of less than $250,000.00, Purchaser shall proceed with the purchase of the Property without reduction or offset of the Purchase Price, and in such case, unless Seller shall have previously restored the Property to its condition prior to the occurrence of any such damage or destruction, Seller shall give Purchaser a credit against the Purchase Price in an amount equal to the deductible under Seller's insurance policy and Seller shall pay over or sign to Purchaser all amounts received or due from, and all claims against, any insurance company or governmental entity as a result of such destruction or taking.

R-15. SELLER'S DEFAULT:

If at the Closing, Seller is unable to give title or to make conveyance, or to satisfy all of Seller's obligations as set forth in this Contract, Seller shall be in default under this Contract and the earnest money deposit made hereunder shall be forthwith returned to Purchaser. In addition to the foregoing, if Purchaser desires to purchase the Property in accordance with the terms of this Contract and Seller refuses to perform Seller's obligations hereunder, Purchaser, at its option, and as Purchaser's sole and exclusive remedy, shall have the right to compel specific performance by Seller hereunder in which event any earnest money deposit made hereunder shall be credited against the Purchase Price.

R-16. PURCHASER'S DEFAULT:

The parties acknowledge that in the event of Purchaser's failure to fulfill its obligations hereunder it is impossible to compute exactly the damages which would accrue to the Seller in such event. The parties have taken these facts into account in setting the amount of the earnest money deposit, required pursuant to
Section 2 of this Contract, for Fifty Thousand Dollars ($50,000.00) and hereby agree that: (i) such amount together with the interest earned thereon is the pre-estimate of such damages which would accrue to Seller; (ii) such amount represents damages and not any penalty against Purchaser; and (iii) if this Contract shall be terminated by Seller by reason of Purchaser's failure to fulfill Purchaser's obligations hereunder, the earnest money deposit together with the interest thereon shall be Seller's full and liquidated damages in lieu of all other rights and remedies which Seller may have against Purchaser at law or in equity.

R-17. EFFECTIVE NOTICES:

All notices under this Contract shall be in writing and shall be delivered personally or shall be sent by Federal Express or other comparable overnight delivery courier, addressed as set forth at the beginning of this Contract. Notices shall be deemed effective, when so delivered. Copies of all such notices to Purchaser shall be sent to Simon Edelstein, Esq., 939 West Grace, Chicago, IL 60613, and copies of all such notices to Seller shall be sent to Joel H. Sirkin, Esq., Hale and Dorr, 60 State Street, Boston, MA 02109. R-18. ESCROW PROVISIONS: Escrow Agent shall agree to hold and dispose of the Deposit in accordance with the terms and provisions of this Contract. Escrow Agent hereby acknowledges receipt by Escrow Agent of the Deposit paid by Purchaser to be applied on the Purchase Price of the Property under the terms hereof. Escrow Agent agrees to hold, keep and deliver said Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Contract. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Contract, it being expressly understood that by acceptance of this agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Purchaser and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Contract, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Purchaser, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall not be required to disburse any of the monies held by it under this Contract unless in accordance with either a joint written instruction of Purchaser and Seller or an Escrow Demand from either Purchaser or Seller in accordance with the provisions hereinafter. Upon receipt by Escrow Agent from either Purchaser or Seller (the "Notifying Party") of any notice or request ("the Escrow Demand") to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Contract, Escrow Agent shall give written notice to the other party (the "Notified Party"). If within five (5) days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause
(a) or (b) above. Further Escrow Agent shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent's obligations hereunder shall terminate. Seller and Purchaser jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys' fees, that said Escrow Agent may incur in its compliance of and in good faith with the terms of this agreement; provided, however, this indemnity shall not extend to any act of gross negligence or willful malfeasance on the part of the Escrow Agent.

R-19. LIMITATION OF SELLER' S LIABILITY:

No shareholders of Seller, nor any of its respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Contract and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

BUYER:                        SELLER:

                                  Krupp Reality Limited Partnership V

                                  By: The Krupp Corporation
                                      General Partner



                                                   By:
Harry Langer                                              Peter M. Villim
                                                              Authorized Agent

AGREEMENT TO PURCHASE PERSONAL PROPERTY

WHEREAS, Krupp Realty Limited Partnership v ("Krupp") is the beneficial owner of real property commonly known as 4180 North
Drive, Chicago, Illinois; an

WHEREAS, on said property there is located a one hundred eighty-seven (187) unit apartment building; and

WHEREAS, Krupp is the owner of personal property and chattels located at said apartment building comprising of stoves, refrigerators, cabinets, lighting fixtures, furniture and furnishings; and

WHEREAS, HARRY LANGER is a Purchaser of said real estate and is desirous of acquiring personal property located thereof.

IT IS HEREBY AGREED AS FOLLOWS;

    1. Simultaneously with the closing of 4180 North Marine Drive, Chicago, Illinois, Krupp shall convey to HARRY LANGER, by a Warranty Bill of Sale, all personal property* which is owned by the Krupp and located at the above described premises, including the following;

 All air conditioners; 187 refrigerators; 187 stoves;
 carpeting, window treatments; chandeliers; light fixtures;
 electrical and plumbing fixtures.

    2.        Harry Langer shall pay three hundred thousand
($331,500.00) by immediately available funds via wire transfer, in consideration of the above.

    3. In the event that if, for any reason whatsoever, Harry Langer fails to purchase and close on the above-described premises, this, Contract shall be null and void.

Dated this 9th day of May, 1995.

                                             Krupp Realty Limited Partnership V

                                              By:  The Krupp Corporation,
                                                         General Partner

Harry Langer                                        Peter M. Villim
                                                    Authorized Agent

*in "as-is" condition without warranty as to merchantability, fitness or condition